SUPPLEMENTAL INDENTURE NO. 6

THIS SUPPLEMENTAL INDENTURE NO. 6 (“Supplemental Indenture No. 6”), dated as of March 4, 2011, is entered into between BMB MUNAI, INC., a corporation duly organized and existing under the laws of the State of Nevada (the “Issuer”) and THE BANK OF NEW YORK MELLON, a banking corporation organized under the laws of the State of New York, as trustee (the “Trustee”).

WHEREAS, the Issuer and the Trustee entered into an indenture dated as of September 19, 2007, as amended by Supplemental Indenture No. 1 dated as of June 1, 2010, and as further amended by Supplemental Indenture No. 2 dated as of September 10, 2010, by Supplemental Indenture No. 3 dated as of December 22, 2010, by Supplemental Indenture No. 4 dated as of January 26, 2011, and by Supplemental Indenture No. 5 dated as of February 23, 2011, (as may be further amended, supplemented or replaced from time to time, the “Original Indenture”), providing for the issuance by the Issuer of U.S. $60,000,000 aggregate principal amount of 9.0% Convertible Senior Notes due 2012 (the “Notes”);

WHEREAS, pursuant to Section 7.1(c) of the Indenture, each Holder of the Notes is required to consent to certain amendments to the Indenture;

WHEREAS, the Issuer and the Holders desire to amend and restate the Original Indenture, and provide for the amendment and restatement of the Notes to, among other things, (i) change the rate of interest that is currently payable on the Notes, (ii) change the amount of the premium that is currently to be paid by the Issuer in connection with puts and redemptions of the Notes, (iii) require the Issuer to make certain payments of principal on the Notes, if the Issuer generates a certain amount of excess cash flow and (iv) extend the current due date of the Notes;

WHEREAS, 100% of the Holders has consented to the amendment and restatement of the Original Indenture attached as Exhibit A hereto (the “Amended Indenture”) and to the issuance by the Issuer of new certificates representing the Notes, which will be exchanged for the certificates representing the Notes then held by the Holders; and

WHEREAS, this Supplemental Indenture No. 6 is supplemental to the Indenture.

NOW, THEREFORE, it is mutually covenanted and agreed as follows:

ARTICLE I
DEFINITIONS AND AMENDMENT AND RESTATEMENT

SECTION 1.1 Definitions.  For all purposes of this Supplemental Indenture No. 6, all capitalized terms used but not defined herein shall have the meanings ascribed to them in the Original Indenture.

SECTION 1.2 Amendment and Restatement.  (a) Upon execution of this Supplemental Indenture No. 6, the Original Indenture shall henceforth be amended and restated and shall be in the form of the Amended Indenture.

NYC 726430.4

(b)           On the Original Issue Date, the aggregate principal amount of Notes that was authorized to be authenticated and delivered under the Original Indenture was limited to U.S. $60,000,000 except for securities authenticated and delivered upon registration of, transfer of, or in exchange for, or in lieu of other Notes of the Issuer in accordance with the terms of the Original Indenture.  Upon execution of this Supplemental Indenture No. 6, the Trustee shall be authorized to authenticate and deliver Notes under the Amended Indenture in an additional principal amount of $1,400,000 in respect of Notes Outstanding on the Restatement Date, for an aggregate principal amount of up to U.S. $61,400,000, upon receipt of an Issuer Order, except for securities authenticated and delivered upon registration of, transfer of, or in exchange for, or in lieu of other Notes of the Issuer in accordance with the terms of the Amended Indenture.

SECTION 1.3 No Novation.  The Amended Indenture is a continuation of, and not a novation of, the Original Indenture; provided, however, that the terms of the Amended Indenture supersede in their entirety the terms of the Original Indenture from the date of this Supplemental Indenture No. 6.  All references to “this Indenture,” “hereunder,” “hereof,” “herein,” or words of like import, and all references to the Original Indenture in any other agreement or documents shall hereafter be deemed to refer to the Amended Indenture.

ARTICLE II
PROVISIONS OF GENERAL APPLICATION

SECTION 2.1 Severability.  In case any provision in or obligation under this Supplemental Indenture No. 6 shall be invalid, illegal, or unenforceable in any jurisdiction, the validity, legality, and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

SECTION 2.2 The Trustee.  The recitals and statements in this Supplemental Indenture No. 6 shall be taken as the statements of the Issuer and the Trustee assumes no responsibility for their accuracy or correctness.  The Trustee shall not be responsible or accountable in any manner whatsoever for or with respect to the validity or sufficiency of the Supplemental Indenture No. 6.

SECTION 2.3 Effect of headings.  The clause headings herein are for convenience only and shall not affect the construction hereof.

SECTION 2.4 Governing Law.  The Internal law of the State of New York will govern and be used to construe this Supplemental Indenture No. 6.

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SECTION 2.5 Consent to Jurisdiction and Service.  The Issuer agrees that any suit, action or proceeding against the Issuer brought by any Holder or the Trustee arising out of or based upon this Supplemental Indenture No. 6 may be instituted in any state or Federal court in the Borough of Manhattan, New York, and any appellate court from any thereof, and each of them irrevocably submits to the non-exclusive jurisdiction of such courts in any suit, action or proceeding.  The Issuer irrevocably waives, to the fullest extent permitted by law, any objection to any suit, action, or proceeding that may be brought in connection with this Supplemental Indenture No. 6, including such actions, suits or proceedings relating to securities laws of the United States of America or any state thereof, in such courts whether on the grounds of venue, residence or domicile or on the ground that any such suit, action or proceeding has been brought in an inconvenient forum.  The Issuer agrees that final judgment in any such suit, action or proceeding brought in such court shall be conclusive and binding upon the Issuer and may be enforced in any court to the jurisdiction of which the Issuer is subject by a suit upon such judgment; provided, that service of process is effected upon the Issuer in the manner provided by the Indenture.

SECTION 2.6 Counterparts.  This Supplemental Indenture No. 6 may be executed in any number of counterparts, and by the different parties hereto in separate counterparts, and each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.  This Supplemental Indenture No. 6 shall become effective upon the execution of a counterpart hereof by each of the parties hereto.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture No. 6 to be duly executed by their respective officers duly authorized, all as of the day and year first written above.

BMB MUNAI, INC.,
in its capacity as Issuer

By:    /s/ Askar Tashitov
Name:  Askar Tashitov
Title:  President

THE BANK OF NEW YORK MELLON,
in its capacity as Trustee

By: /s/ Marco Thuo
Name: Marco Thuo
Title: Vice President

EXHIBIT A
To
Supplemental Indenture No. 6
Between
BMB Munai, Inc.
and
The Bank of New York Mellon

AMENDED AND RESTATED INDENTURE

See attached.